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                                                                    Exhibit 99.1



                            UNI-INVEST (U.S.A.), LTD.
                          44 South Bayles Avenue, #304
                         Port Washington, New York 11050

                                             Contact:      Brenda J. Walker
                                                           Vice President
                                                           (516) 767-6492

FOR IMMEDIATE RELEASE
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            UNI-INVEST (U.S.A.), LTD. REPORTS FIRST QUARTER RESULTS
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     Port Washington, New York - May 17, 2000 - Uni-Invest (U.S.A.), Ltd. (the
"Company") reported net income for the three months ended March 31, 2000 of $63,575 ($0.07 per share) compared to income of $36,625 ($0.07 per share) for the same period in 1999. The increase in net income is attributable primarily to an increase in interest income.

     Rental income for the three months ended March 31, 2000 was $655,892 compared to $653,246 for the same period in 1999.

     Funds From Operations ("FFO") for the Company for the three months ended March 31, 2000 were $104,489 (approximately $0.11 per share) compared to $67,116 (approximately $0.12 per share) for the corresponding period in 1999.

     FFO for Uni-Invest (U.S.A.) Partnership, L.P. (the "Operating Partnership") of which Uni-Invest (U.S.A.), Ltd. is the sole general partner for the three months ended March 31, 2000 were $321,878 (approximately $0.12 per unit) compared to $304,521 (approximately $0.14 per unit) for the corresponding period in 1999.

     The per share information for the period ended March 31, 2000, as compared to the period ended March 31, 1999, reflects the issuance of 400,000 new shares of common stock in November 1999 placed with Uni-Invest Holdings (U.S.A.) B.V. of the Netherlands and certain other foreign investors.

      The Board of Directors has declared a dividend of $0.10 per share on the Company's common stock, payable on June 8, 2000 to stockholders of record as of May 28, 2000.

     On May 10, 2000, the Operating Partnership entered into a line-of-credit agreement with KeyBank for $10 million, of which approximately $1.55 million was drawn down at closing and used to retire certain existing financing on the Operating Partnership's Broadbent Business Center in Salt Lake City, Utah.

     On May 11, 2000, the Operating Partnership sold its interest in the Germantown Square Shopping Center in Louisville, Kentucky for $3 million, representing a gain of approximately $100,000 over its book value. The proceeds are expected to be used for certain pending acquisitions of shopping center properties.

     Uni-Invest (U.S.A.), Ltd. is a real estate investment trust administered by Cedar Bay Realty Advisors, Inc., Port Washington, New York. Shares of Uni-Invest (U.S.A.), Ltd. are traded on The NASDAQ Small Cap Stock Market under the symbol "UNII".